Our ref: RZB.673333/4

China Information Technology, Inc.
Kingston Chambers
PO Box 173
Road Town
Tortola
British Virgin Islands

21 May 2015

Dear Sirs

China Information Technology, Inc.

We have acted as counsel as to British Virgin Islands law to China Information Technology, Inc. (the "Company") in connection with the registration and offering of 2,102,484 ordinary shares, par value US $0.01 per share of the Company issuable in accordance with a Securities Purchase Agreement dated 20 May 2015 (the "Securities Purchase Agreement"), a Series A Warrant to Purchase Ordinary Shares (the "Series A Warrant"), and a Series B Warrant to Purchase Ordinary Shares (the "Series B Warrant" and together with the Series A Warrant, the "Warrants"), as well as a registration statement on Form F-3 (file number 333-196755)(the "Registration Statement") that was declared effective by the U.S. Securities and Exchange Commission (the "Commission") on 26 June 2014, the statutory prospectus included in the Registration Statement (the "Base Prospectus"), and the prospectus supplement (the "Prospectus Supplement") to be filed with the Commission pursuant to Rule 424(b) promulgated under the United States Securities Act of 1933, as amended (the "Securities Act") on or about 20 May 2015.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 18 May 2015, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association as registered on 18 June 2012 (the "Memorandum and Articles").

1.2	The records of proceedings on file with and available for inspection on 18 May 2015 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3	The written resolutions of:

(a)	the board of directors of the Company dated 20 May 2015 (the "Board Resolutions"); and

(b)

the pricing committee of the board of directors of the Company (the "Pricing Committee") dated 20 May 2015 (the "Pricing Committee Resolutions" and together with the Board Resolutions, the "Resolutions").

1.4	A Certificate of Incumbency (the "Registered Agent's Certificate") dated 19 May 2015, issued by Maples Corporate Services (BV) Limited, the Company's registered agent of the Company.

1.5	A Certificate of Good Standing dated 19 May 2015 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands.

1.6	The Registration Statement, including the Base Prospectus and other exhibits filed therewith;

1.7	The Prospectus Supplement applicable to the offering as provided and to be filed with the Commission on or about the date of this opinion.

1.8	The Securities Purchase Agreement.

The Registration Statement (including the exhibits thereto), the Prospectus Supplement, and the Securities Purchase Agreement are collectively referred to below as the "Documents".

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent's Certificate and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2

The directors of the Company at the date of the Board Resolutions were the persons named therein respectively as the directors. The members of the Pricing Committee at the date of the Pricing Committee Resolutions were the persons named therein respectively as the members of the Pricing Committee.

2.3	Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions.

2.4	The members of the Company have not restricted or limited the powers of the directors of the Company in any way.

2.5

The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7

Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.

2.9	The Resolutions remain in full force and effect and have not been revoked or varied.

2.10

That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.11

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Purchase Agreement and the Warrants.

2.12

There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.13	That the Company is not conducting a "regulated activity" under a "financial services enactment" (as defined under the Regulatory Code, 2009 (as amended)).

2.14	That neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

2.15

The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or members of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

2.16	Ordinary shares issued pursuant to the Securities Purchase Agreement and the Warrants will, when issued, be issued out of the authorised but unissued ordinary shares of the Company.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has taken all necessary action to authorise the execution, delivery and performance of the Documents in accordance with their terms.

3.2

The ordinary shares to be issued pursuant to the Documents have been duly authorised for issue and, when issued and allotted in accordance with the Company's memorandum and articles of association and as contemplated in the Registration Statement and Prospectus Supplement, assuming the subscription monies in respect of such ordinary shares (being at least the aggregate par value of such ordinary shares) have been paid in full to the Company in payment for the subscription price of the aforementioned ordinary shares, such ordinary shares will be validly issued, allotted, fully paid and non-assessable (meaning that there will be no further obligation on the holder thereof to make any further payment to the Company or its creditors in respect of an assessment or call on such ordinary shares).

3.3

The Warrants have been duly authorized for issuance pursuant to the Securities Purchase Agreement and, when issued and delivered by the Company pursuant to the Securities Purchase Agreement against receipt of the consideration set forth therein, the Warrants will be validly issued and fully paid and non-assessable (meaning that there will be no further obligation on the holder thereof to make any further payment to the Company or its creditors in respect of an assessment or call on such Warrants).

3.4

The ordinary shares underlying the Warrants have been duly authorized, and when such ordinary shares have been issued and allotted in accordance with the Company's memorandum and articles of association following the exercise of the Warrants, assuming that the exercise price payable in accordance with the terms of the Warrants (being at least the aggregate par value of such ordinary shares) has been paid in full to the Company, such ordinary shares will be validly issued, allotted, fully paid and non-assessable (meaning that there will be no further obligation on the holder thereof to make any further payment to the Company or its creditors in respect of an assessment or call on such ordinary shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to and for the benefit solely of the addressee.

Yours faithfully

/s/ Maples and Calder